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                             SECRETARY'S CERTIFICATE

I, Mary Moran Zeven, Secretary of the Select Sector SPDR(R) Trust (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on November 11, 2005:

     RESOLVED, that Scott Zoltowski and Mary Moran Zeven be, and each hereby is, authorized to execute and sign on behalf of Gary L French, as President of the Trust, and John W. Clark, as Treasurer and CFO of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to powers of attorney from Gary L. French and John W. Clark.

In witness whereof, I have hereunto set my hand this January 27, 2006.


                                        /s/ Mary Moran Zeven
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                                        Mary Moran Zeven
                                        Secretary